EXHIBIT 99.1

newsrelease

   CTS CORPORATION Elkhart, Indiana 46514 • (574) 293-7511

July 20, 2004

FOR RELEASE: Immediately

CTS REPORTS STRONG RESULTS FOR THE SECOND QUARTER
FULL-YEAR 2004 EARNINGS GUIDANCE RAISED

Elkhart, IN…CTS Corporation (NYSE:CTS) today announced second quarter 2004 revenues of $137.6 million, an 18% increase over the second quarter of 2003. Diluted earnings per share of $0.19, which included a $0.06 earnings per share gain on the sale of excess land, improved over the 2003 second quarter of $0.06 per share.

Revenues for the first six months of $259.8 million were 17% above 2003 first-half revenues of $222.5 million. Diluted earnings per share for the 2004 first half were $0.26 compared to the $0.07 for the first half of 2003.

“We were pleased with our second quarter performance. Sales were the highest since the second quarter of 2001 and operating earnings were the best since the fourth quarter of 2000. Automotive products, components for communication infrastructure and Electronics Manufacturing Services all saw double digit year-over-year sales growth, benefiting from our continuing focus on new products, customer expansion and business execution,” commented Donald Schwanz, CTS Chairman and Chief Executive Officer.

Based on the first-half 2004 results, the Company has increased its expectations for full-year 2004 sales growth to be in the range of 10% to 14% over 2003. Earnings per share, inclusive of the gain from the sale of excess land in the second quarter, are now expected to be in the range of $0.50 to $0.54 for full-year 2004.

General Comments:

•

The Company generated free cash flow of $14.4 million in the second quarter of 2004 and $17.5 million year to date. Free cash flow is defined by the Company as operating cash flow plus cash flow from investing activities.

•	Total debt net of cash was $36.8 million, $11.5 million lower than the first quarter and $13.7 million lower than year-end 2003.

•

The Company lowered its estimated full-year effective income tax rate from 25% to 23% after it received confirmation of a tax incentive which lowered the statutory tax rate in one of its foreign jurisdictions and due to greater taxable income being generated in countries with lower tax rates.

•

In May 2004, the Company completed its offering of $60 million in senior subordinated convertible notes at a 2-1/8% coupon rate, convertible at $15 per share into the Company’s common stock under specified conditions, representing a 36.24% premium over the closing price on May 5, 2004. The Company utilized $40 million of the proceeds from this offering to repay industrial revenue bonds which had an average coupon of 7.5%. Beginning in the third quarter 2004, this will reduce interest expense by nearly $0.5 million pre-tax per quarter.

SECOND QUARTER RESULTS - SEGMENT INFORMATION
(Dollars in millions)

	Second Quarter 2004		Second Quarter 2003		First Quarter 2004

		Segment		Segment		Segment
	Net	Operating	Net	Operating	Net	Operating
	Sales	Earnings	Sales	Earnings	Sales	Earnings

Components & Sensors	$68.2	$8.7	$64.0	$1.8	$63.5	$3.0
Electronics Manufacturing Services (EMS)	69.4	1.9	52.7	2.7	58.6	1.9

Total	$137.6	$10.6	$116.7	$4.5	$122.1	$4.9

Components & Sensors:   Components and sensors sales increased by $4.2 million, or 7%, over the second quarter of 2003 driven primarily by strong automotive sensor and communications infrastructure component sales. Segment operating earnings increased as a result of improved product mix, better capacity utilization, favorable currency exchange and the gain from the sale of excess land.

The second quarter components and sensors sales increased from the first quarter of 2004 by $4.7 million, or 7%, reflecting improving demand and normal seasonal factors. Segment operating earnings were improved over the first quarter as a result of the higher sales, product mix improvements, and the gain from the sale of excess land.

EMS:    EMS second quarter 2004 sales increased by $16.7 million, or 32%, from the second quarter of 2003, primarily driven by increased demand for communications infrastructure equipment.

Segment operating earnings were lower than the second quarter of 2003, primarily due to the additional costs associated with the start-up of EMS operations within our Singapore facility, pricing and unfavorable currency exchange.

The second quarter EMS revenues were $10.8 million, or 18% above the 2004 first quarter sales, due to continuing demand growth in both the computing and communications equipment industry for the Company’s products and services. EMS segment operating earnings were unchanged compared to the first quarter of 2004 as contributions from incremental sales were offset by Singapore expansion costs.

# # # #

The statements about future results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations, certain assumptions and currently available information. Actual results may differ materially from those reflected in the forward-looking statements due to a variety of geopolitical, economic, health, industry and other factors which could affect the Company's operating results, liquidity and financial condition. Investors are encouraged to examine the Company’s SEC filings, which more fully describe the risks and uncertainties associated with the Company’s business.

# # # #

CTS Corporation is a leading designer and manufacturer of electronic components and sensors, and a provider of EMS products and services for the automotive, computer and communications markets. The Company manufactures products in North America, Europe and Asia. A network of direct sales personnel, independent manufacturers’representatives and electronic distributors provides worldwide sales coverage. The Company’s stock is traded on the NYSE under the ticker symbol "CTS." To find out more, visit the CTS Web site at www.ctscorp.com.

Contact:	Vinod M. Khilnani, Sr. Vice President and Chief Financial Officer, or
George T. Newhart, Vice President Investor Relations
CTS Corporation, 905 West Boulevard North, Elkhart, IN 46514
Telephone (574) 293-7511 FAX (574) 293-0251
www.ctscorp.com

CTS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended

	June 27, 2004	June 29, 2003	June 27, 2004	June 29, 2003

Net sales	$137,624	$116,697	$259,771	$222,466
Costs and expenses:
Cost of goods sold	108,707	92,177	206,245	176,863
Selling, general and administrative expenses	16,622	14,623	31,499	27,471
Research and development expenses	4,673	5,390	9,557	11,031
Gain on sale of assets	(3,006)	—	(3,067)	—

Operating earnings	10,628	4,507	15,537	7,101
Other expenses (income):
Interest expense	1,590	1,899	3,123	3,871
Other	168	(36)	184	(175)

Total other expenses	1,758	1,863	3,307	3,696

Earnings before income taxes	8,870	2,644	12,230	3,405
Income tax expense	1,973	661	2,813	851

Net earnings	$6,897	$1,983	$9,417	$2,554

Net earnings per share:

Basic	$0.19	$0.06	$0.26	$0.07

Diluted	$0.19	$0.06	$0.26	$0.07

Cash dividends declared per share	$0.03	$0.03	$0.06	$0.06

Average common shares outstanding:
Basic	35,986	34,227	35,971	34,125
Diluted	36,253	34,569	36,248	34,415

CTS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS - Unaudited
(In thousands of dollars)

	June 27, 2004	December 31, 2003*

	(UNAUDITED)
Cash and equivalents	$48,199	$25,346
Accounts receivable, net	82,549	72,290
Inventories, net	44,471	31,925
Other current assets	36,820	35,205

Total current assets	212,039	164,766

Property, plant and equipment, net	116,914	122,481
Other assets	183,127	195,003

Total Assets	$512,080	$482,250

Accounts payable	$64,352	$52,252
Other accrued liabilities	43,584	43,437

Total current liabilities	107,936	95,689

Long-term debt	85,000	75,880
Other obligations	16,440	16,490
Shareholders’ equity	302,704	294,191

Total Liabilities and Shareholders’ Equity	$512,080	$482,250

*The balance sheet at December 31, 2003 has been derived from the audited financial statements at that date.

CTS CORPORATION AND SUBSIDIARIES
OTHER SUPPLEMENTAL INFORMATION

The following table summarizes free cash flow for the Company:

	Three Months Ended		Six Months Ended

	June 27, 2004	June 29, 2003	June 27, 2004	June 29, 2003

	(in thousands of dollars)
Net cash provided by (used in) operations	$11,448	$(1,310)	$4,708	$6,889
Net cash provided by (used in) investing activities	2,934	(2,306)	12,823	(634)

Free cash flow	$14,382	$(3,616)	$17,531	$6,255

Management believes that free cash flow provides useful information to investors regarding the Company’s ability to generate cash from business operations that is available for internal growth, service of debt principal, dividends, share repurchases and acquisitions and other investments. Management uses free cash flow as one measure to monitor and evaluate the performance of the Company.